Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No:  52517PPS4

FIRST AMENDMENT TO PRICING SUPPLEMENT NO. 343
DATED NOVEMBER 20, 1998
To Prospectus Supplement dated May 4,1998
and Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00%   Initial Interest Rate: 5.22313%
Commission: 0%

Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 10/21/98
(X) LIBOR - 1 month (computed and
 paid on the basis of an actual
 days/360 day-count convention)	 Maturity Date:   11/22/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -): +.05%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	21st of each month

Interest Determination Dates: Two (2) London business days prior to each Interest Reset Date.

Interest Payment Dates:  Monthly on the 21st, commencing
November 21, 1998, subject to modified following business day convention.

The Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined by reference to LIBOR plus the Spread.

The aggregate principal amount of this offering is $319,000,000 and relates only to Pricing Supplement No. 343. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $16,994,204,288 Medium-Term Notes, Series E has been issued and $10,871,129,359 are outstanding.